Exhibit 4.2

NEITHER THE OFFER NOR SALE OF THE SECURITIES REPRESENTED BY THIS NOTE HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “1933 ACT”).  THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT, OR AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS, THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE 1933 ACT.

YOUNGEVITY INTERNATIONAL, INC.
8% SECURED PROMISSORY NOTE
DUE: JANUARY [  ], 2016

No. [  ]                                                                                     January [  ], 2015 (the "Issuance Date")
$________	New York, New York

FOR VALUE RECEIVED, the undersigned, YOUNGEVITY INTERNATIONAL, INC. (herein called the “Company”), a Delaware corporation, promises to pay to the order of ________________, or his or its registered assigns (the “Holder” or “Holders”), the principal sum of __________ Dollars (US$_____________), as such amount is reduced pursuant to the terms hereof (the “Principal”), on January [  ], 2016 (the “Maturity Date”), together with interest (computed on the basis of a 365-day year) on the outstanding principal amount at the rate of eight percent (8%) per annum (the “Interest Rate”) from the date hereof, payable on March [  ], 2015, and, thereafter, quarterly in arrears, until the principal hereof shall have become due and payable.

1.           Agreements.

a.           Securities Purchase Agreement.  This Note has been issued pursuant to the terms and conditions set forth in the Securities Purchase Agreement dated as of January [  ], 2015 by and among the Company and the Holder, (as from time to time amended, the “Securities Purchase Agreement”).  All of the terms and conditions of such Securities Purchase Agreement are incorporated herein by this reference, and all capitalized terms not separately defined in this Note, shall have the same meanings as defined in the Securities Purchase Agreement.

b.           Security Agreement. Pursuant to that certain Security Agreement dated as of January [  ], 2015 by and among the Company and the Holders (the “Security Agreement”), the amounts owed under this Note are secured by a security interest in all of the Collateral,  as such term is defined and set forth in Exhibit A to the Security Agreement.

c.           Guaranty Agreement.  The payment of this Note is guaranteed by a guarantor, pursuant to the terms of that certain Guaranty Agreement dated as of January [ ], 2015, by Stephan Wallach ("Guarantor") in favor of the Holders.

2.           Notes.             Payments of principal of, and interest on, this Note are to be made in lawful money of the United States of America at such place as provided in the Securities Purchase Agreement.  This Note is one of a series of up to $6,000,000 aggregate amount of eight percent (8%) Series A Secured Promissory Notes issued pursuant to the Securities Purchase Agreement (collectively, the “Notes”), and is subject to other terms as set forth in the Securities Purchase Agreement.

a. Prepayment.  At any time following the Closing and prior to the twelve (12) month anniversary of the Closing Date, Company shall have the right to prepay this Note in full or any portion thereof at the rate of 100% of the then outstanding principal balance, including all accrued interest, prior to the Maturity Date, provided that the Company give written notice to the Purchasers at least five (5) business days before the prepayment.

3.           Interest. Interest on this Note shall commence accruing on the Issuance Date, shall accrue daily at the Interest Rate on the outstanding Principal amount from time to time, shall be computed on the basis of a 365-day year comprised of twelve (12) months and shall be payable quarterly in arrears on the last day of each June, September, December and March, commencing on the Issuance Date, until the principal hereof shall have become due and payable. From and after the occurrence and during the continuance of any Event of Default, the Interest Rate shall automatically be increased to fifteen percent (15%) (the "Default Rate"). In the event that such Event of Default is subsequently cured, the increase referred to in the preceding sentence shall cease to be effective as of the date of such cure, provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.

4.           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

a.           This Note shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof.  Each of the parties of the Note hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Note.  Each of the parties of this Note irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS NOTE AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

b.           Each party shall bear its own expenses in any litigation conducted under this section.

c.           The Company consents to accept service of process by the certified mail, return receipt requested in the event of litigation. The Company further consents to accept service of process via recognized international courier in the case that the Company is not able to accept service by the certified mail provided a receipt of delivery is available.

5.           Event of Default.  An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

a.           Following the Holder’s written demand for payment, the Company shall fail to pay in full the entire outstanding principal amount of this Note and all interest accrued hereon within thirty (30) Days after such written demand for payment is given to Holder; or

b.           The Company defaults in the performance of or compliance with its obligations under any of this Note, the Securities Purchase Agreement or any of the Transaction Documents and such default has not been cured for thirty (30) days after written notice of default is given to the Company; or

c.           Any representation or warranty made by or on behalf of the Company or the Holder in this Note, the Securities Purchase Agreement or any of the Transaction Documents proves to have been false or incorrect in any material respect on the date as of which made, and such condition has not been cured for sixty (60) Business Days after written notice of default is given to the other party; or

d.           The Company (i) admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

e.           A court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, or any such petition shall be filed against such party and such petition shall not be dismissed within six (6) months; or

f.           A final judgment or judgments for the payment of money in excess of (U.S.) $600,000 are rendered against the Company, which judgments are not, within six (6) months after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within six (6) months after the expiration of such stay.

6.     Remedies Following An Event Of Default.  Upon occurrence of an Event of Default defined in subsection (a) to (f) of Section 5, this Note and all accrued Interest to the date of such default shall, at the option of the Holder, immediately become due and payable without presentment, protest or notice of any kind, all of which are waived by the Company.

7.           Vote To Issue, Or Change The Terms Of, Notes. The written consent of the Holders shall be required for any change or amendment to any of the Notes, unless the change shall only effect the Holder and the Company shall have offered such change to all holders of Notes, in which case only the consent of the Holder is required.

8.           Transfer. This Note may not be offered, sold, assigned or transferred by the Holder without the consent of the Company.

9.           Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

10.           Rank. All payments due by the Company under this Note shall rank (i) junior to Wells Fargo Bank and Crestmark Bank and the outstanding 8% Convertible Promissory Notes issued between June 2014 and September 2014 (collectively, the "Prior Liens") and (ii) pari passu with and be of equal priority to: all Notes and all of the Company’s other debt whether currently outstanding or hereafter created.  Notwithstanding anything contained herein to the contrary, if at any time while the Notes are outstanding, the Company receives any proceeds or funds from or relating to the Collateral specified in the Security Agreement (such proceeds or funds, the "Green Coffee Funds"), and the Company is required to repay any other outstanding liability or lien, including the Prior Liens, the Green Coffee Funds shall first be used or reserved, as applicable, to repay the Notes, before the Company may use any Green Coffee Funds to repay the Prior Liens or any other outstanding debt; provided further that if, and only if the amount of Green Coffee Funds exceeds the amount needed to repay the Notes in full (such excess amount being referred to as the "Excess Green Coffee Funds"), may the Company use Green Coffee Funds to repay the Prior Liens or any other outstanding debt and in such case, may only use the Excess Green Coffee Funds, unless the Company can demonstrate, to the Holder's satisfaction, that it can repay the Notes in full with other funds.

11.           Reissuance Of This Note

a.           Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 11(c)) representing the outstanding Principal.

b.           Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 11(c) and in principal amounts of at least $10,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

c.           Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 11(b), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges, if any, on the Principal of this Note, from the Issuance Date.

12.           Payment Of Collection, Enforcement And Other Costs.  If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

13.           Construction; Headings.  This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

14.           Failure Or Indulgence Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

15.           Dispute Resolution.  In the case of a dispute as to the arithmetic calculation of the interest due, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the event giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile the disputed arithmetic calculation of the interest payment to the Company’s independent, outside accountant.  The Company shall cause the accountant to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation shall be binding upon all parties absent demonstrable error.  The party whose calculation is furthest from the accountant’s determination or calculation, shall be obligated to pay the fees and expenses of such accountant.

16.           Notices; Payments.

a.           Notices.  Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 7.4 of the Securities Purchase Agreement.

b.           Payments.  Except as otherwise provided in this Note, whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing; provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

17.           Cancellation.  After all Principal and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

18.           Waiver Of Notice.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices (except such notice and opportunity to cure, if any, as is required under this Note) in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securitas Purchase Agreement.

19.           Sale or Hypothecation.  The rights of the Holder hereunder shall not be impaired by the Holder's sale, pledge or hypothecation of this Note in accordance with its terms or any item of the Collateral.  Any purchaser, assignee, transferee or pledgee of this Note (and of any item of Collateral assigned, pledged or hypothecated therewith) shall become vested with and entitled to exercise all the powers and rights given by this Note, as if the  purchaser, assignee, transferee, or pledgee were originally named as payee in this Note.

20.           Currency. All principal, interest and other amounts owing under this Note or any Transaction Document that, in accordance with their terms, are paid in cash shall be paid in U.S. dollars. All amounts denominated in other currencies shall be converted in the U.S. dollar equivalent amount in accordance with the Exchange Rate on the date of calculation.  “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. dollars pursuant to this Note, the U.S. dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

21.           Severability. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

22.           Facsimile Signatures. This Note may be executed by facsimile signature which shall, for all purposes be deemed to be as legally valid and binding upon the Company as an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed and delivered this Note the date and year first above written.

                                           YOUNGEVITY INTERNATIONAL, INC.

By: _______________________________
Name: David Briskie
Title: Chief Financial Officer